Freeport-McMoRan Copper & Gold Inc. Announces

$78 Million Repurchase of Duke Energy Ownership Interest in PT-FI’s Power Project

NEW ORLEANS, LA, July 24, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has acquired for $78 million the 85.7 percent ownership interest in P.T. Puncakjaya Power ("PJP") owned by affiliates of Duke Energy Corporation (NYSE: DUK).  PJP is the owner of assets supplying power to FCX’s Indonesian operations, including the 3x65 megawatt coal fired power facilities, diesel generating capacity and other project assets.  The current operator will continue to operate the facilities pursuant to the terms of an existing operating agreement.

The transaction will reduce FCX’s total consolidated debt and is expected to be accretive to earnings and cash flows, with a net positive effect approximating $12 million per year.  No gain or loss will be recorded in connection with this transaction.  After giving effect to this transaction, FCX expects its unrestricted cash position at the end of 2003, assuming prices of $0.75 copper and $350 gold in the second half of 2003, to approximate $440 million.

Richard C. Adkerson, President and Chief Financial Officer of FCX said, “This transaction is consistent with our strategy to repay debt in a manner that is accretive to shareholders while preserving significant financial flexibility.  The PJP project has performed extremely well since its inception and our partnership with Duke Energy has been very positive for our operations.  We are pleased that the transaction allowed FCX and Duke Energy to accomplish mutually beneficial financial objectives.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding consolidated debt, projected accretion to earnings, and projected unrestricted cash.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

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